Exhibit 99.1

NextNav Selected to Deliver High-Precision Z-Axis Capabilities for 911 by Top Wireless Carrier

NextNav’s Pinnacle 911 will deliver vertical location with floor-level accuracy for wireless 911 calls in over 4,400 cities and towns across the United States, exceeding FCC requirements.

MCLEAN, VA, January 19, 2022 – NextNav, a leader in next generation GPS, has entered into an agreement with one of the nation’s largest wireless carriers to deliver vertical location for Enhanced 911 (E911), using NextNav’s Pinnacle 911 solution for all its customers. The delivery of vertical location to public safety answering points (PSAPs) nationwide is a significant step in improving emergency response in the United States. It enables first responders to accurately locate wireless 911 callers in multi-story buildings, enhancing both safety and response times, and ultimately, helping to save lives.

With NextNav’s Pinnacle 911 reaching over 4,400 cities and towns in the United States, the implementation of this service will exceed the Federal Communication Commission’s (FCC) Z-axis requirement for nationwide E911.

By leveraging NextNav’s Pinnacle 911 to deliver reliable and consistent Z-axis capabilities nationwide, floor-level altitude measurements will greatly enhance the ability of PSAPs to accurately identify the indoor location of wireless E911 callers. Dispatchers will be able to more precisely locate where a caller is by adding the vertical dimension alongside their horizontal location of latitude and longitude, and in turn more quickly get callers the help they need.

“For over two decades, one of public safety’s key needs has been 3D geolocation information – especially floor-level vertical location,” said Ganesh Pattabiraman, CEO of NextNav. “Partnering with one of the nation’s largest wireless carriers to deliver precise, Z-axis information will not only improve geolocation information for PSAPs, but save lives by reducing emergency response times by over 80%. This adoption of our Pinnacle technology for 911 marks a historic step forward for communities around the nation, and public safety as a whole.”

NextNav’s Pinnacle service is able to deliver the vertical location of E911 dialers across more than 4,400 cities in the United States, including 90% of buildings above three stories. In an independent evaluation by the Cellular Telecommunications and Internet Association commissioned by the FCC, Pinnacle was able to deliver floor-level accuracy (defined as ±3m) 94% of the time, consistently exceeding the 80% benchmark set by the FCC. With 84% of the US population living in urban areas, Z-axis is a critical technology that will support the public safety community in protecting and saving lives across the country.

NextNav’s Pinnacle service enables applications and technologies that rely on precise altitude data across industries, including public safety, mobile apps and gaming, lone worker tracking as well as out-of-home retail experiences. NextNav’s extensive list of existing partners and customers includes AT&T FirstNet, Intrepid Networks, 3am, TRX Systems, Qualcomm, Bosch, Unity and Unreal Engine.

Source: NN-FIN

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements about NextNav’s position to drive growth in its 3D geolocation business and expansion of its next generation GPS platform, the business plans, objectives, expectations and intentions of NextNav, NextNav’s partnerships and the potential success thereof. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the ability of NextNav to grow and manage growth profitably, maintain relationships with partners, customers and suppliers, and the ability to retain its management and key employees; (2) the ability to generate and effectively deploy capital in line with its business strategies; (3) the possibility that NextNav may be adversely affected by other economic, business and/or competitive factors (including the impacts of the ongoing COVID-19 coronavirus pandemic); (4) the outcome of any legal proceedings that may be instituted against NextNav following the business combination; and (5) other risks and uncertainties indicated from time to time in other documents filed with the Securities and Exchange Commission by NextNav. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About NextNav

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, enabling a whole new ecosystem of applications and services that rely upon vertical location and resilient geolocation technology. The company’s Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav’s TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Contact

Mahmood Abu-Rubieh

LaunchSquad for NextNav

NextNav@launchsquad.com

Whit Clay / Erica Bartsch

Sloane & Company

wclay@sloanepr.com / ebartsch@sloanepr.com

###